Exhibit 99.1

NEWS RELEASE

2108 East South Boulevard	Montgomery, Alabama 36116	Telephone 334-288-3900

FINANCIAL CONTACT:	MEDIA CONTACT:
Stephen G. Rutledge	David C. Rickey
Senior Vice President, CFO	Vice President – Public Relations
and Chief Investment Officer	(334) 613-4034
(334) 613-4500

Alfa Corporation Announces Completion of Merger

Montgomery, Alabama (April 15, 2008) — Alfa Corporation (NASDAQ/ALFA) today announced the completion of the previously announced merger, pursuant to which Alfa Mutual Insurance Company and Alfa Mutual Fire Insurance Company (referred to collectively as the Mutual Group) acquired all of the outstanding shares of common stock of Alfa Corp. that they did not previously own for $22.00 per share in cash. Alfa Corp. is now a wholly owned subsidiary of the Mutual Group.

Alfa Corp. has requested that its common stock cease to trade on the NASDAQ Global Select Market effective at the close of business today and subsequently expects to suspend its reporting obligations under the Securities and Exchange Act of 1934, as amended.

“This transaction is the result of a tremendous amount of hard work by many dedicated people, especially our Board members,” said Jerry Newby, President and Chief Executive Officer of Alfa Corporation. “More importantly, this represents the beginning of an exciting new chapter in the history of the Alfa companies. We believe this transaction will ultimately allow us to better serve our customers as we continue to develop new and innovative opportunities.”

Alfa Corp. has appointed its historical transfer agent, American Stock Transfer & Trust Company, to serve as the agent for payment of the merger consideration and anticipates that the paying agent will contact stockholders promptly with instructions on how to surrender their stock certificates and receive payment for the shares. If shares of Alfa Corp. stock are held by a broker, nominee, custodian or other fiduciary, Alfa Corp. anticipates that such broker, nominee, custodian or other fiduciary will contact stockholders directly with instructions on how to receive payment for the shares.

Alfa Corp. is engaged in insurance and financial activities through its subsidiaries.

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